Exhibit 107
Calculation of Filing Fee Tables
424(b)(2)
(Form Type)
Oaktree Specialty Lending Corporation
(Exact Name of Registrant as Specified in its Charter)
Table 1: Newly R
eg
istered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Share	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Fees to Be Paid	Debt	6.340% Notes due 2030	Rule 457(r)	$300,000,000	99.992%	$299,976,000	$0.00015310	$45,926.33
	Total Offering Amounts					$299,976,000		$45,926.33
	Total Fees Previously Paid
	Total Fee Offsets
	Net Fee Due							$45,926.33
This registration fee table shall be deemed to update the “Calculation of Registration Fee” in the Compa
n
y’s Registration Statement on Form N-2 (File No. 333-269628) in accordance with Rules 456(b) and 457(r) under the Securities Act of 1933, as amended.